UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 25, 2012

Commission file number    000-50863

INOLIFE TECHNOLOGIES, INC.

(Name of Small Business Issuer in its Charter)

New York	30-299889
(State of Incorporation)	(IRS Employer identification No.)

8601 Six Forks Road, Suite 400 Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number, (919) 676 5334

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On July 25, 2012, through a shareholders and board of director vote of the Issuer (“INOL” or the “Company”), Gary Berthold was issued one share of our Class A Convertible Preferred Stock (the “Preferred A Stock”) and two billion shares of our Common Stock.  Mr. Berthold was issued the Preferred A Stock in connection with and as consideration for his agreement to continue as an officer and director for the Company. The certificate of designations for the Preferred A Stock provides that as a class it possesses a number of votes equal to two times the votes of capital stock outstanding of the Company that could be asserted in any matter put to a vote of the shareholders of the Company.  This did not lead to a change of control, as Mr. Berthold continues to be majority owner, along with Ms. Berthold below.  After the issuance of the Preferred A Stock, Mr. Berthold returned his 30 shares of Preferred Series B Stock to the Company.

On July 25, 2012, through a shareholders vote and board of director vote of the Issuer (“INOL” or the “Company”), Sharon Berthold was issued one share of our Class A Convertible Preferred Stock (the “Preferred A Stock”) and one billion shares of our Common Stock.  Ms. Berthold was issued the Preferred A Stock in connection with and as consideration for her agreement to continue as an officer and director for the Company. The certificate of designations for the Preferred A Stock provides that as a class it possesses a number of votes equal to two times the of all votes of capital stock outstanding of the Company that could be asserted in any matter put to a vote of the shareholders of the Company.  This did not lead to a change of control, as Ms. Berthold continues to be majority owner, along with Mr. Berthold above.  After the issuance of the Preferred A Stock, Ms. Berthold returned her 30 shares of Preferred Series B Stock to the Company.

On July 25, 2012, the board of directors voted and approved to set up a stock option plan for the Issuer’s selected employees, directors (if applicable) and consultants as an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, to encourage such selected persons to remain in the employ of the Company, and to attract new employees with outstanding qualifications.   This plan seeks to achieve this purpose by providing for awards in the form of registered shares, restricted shares and options (which may constitute incentive stock options or non-statutory stock options), as well as the direct award or sale of shares of the Company’s common stock.  Awards may be granted under this plan in reliance upon federal and state securities law exemptions.   Shares offered under this plan shall be authorized but unissued shares, and shall not exceed two hundred million (200,000,000) shares of authorized common stock of the Company.  Each award or sale of shares under the plan (other than upon exercise of an option) shall be evidenced by a stock purchase agreement between the offeree and the Company.  The provisions of the various stock purchase agreements entered into under the plan need not be identical.  Currently, there are no agreements that are enforceable against the Company to issue these securities to a third party in exchange for services, nor is there a transaction that meets the threshold requirement under Item 3.02.

Item 5.03 Amendments to Certificate of Incorporation or Bylaws

On July 25, 2012 the Board of Directors approved by unanimous consent an amendment to the Certificate of Incorporation of the Company to increase the authorized preferred shares to 100,000,000 and to restate the designation of the rights and preferences of Series A Preferred, Series B Preferred Stock and the creation of Series D Preferred.  Series C Preferred remained the same as filed with the State of New York on July 7, 2011, except for a change in the par value.  A copy of the amendment to the Certificate of Incorporation is filed as an exhibit to this Current Report on Form 8-K.  There are currently no other classes or series of preferred stock issued or outstanding.  All disclosures set forth in this Current Report on Form 8-K are qualified by and subject to the rights, preferences and designations set forth in the Amendment to the Certificate of Incorporation.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 25, 2012, under the laws of New York, BCS 615, the majority of the voting power necessary to authorize action committed to an action without a meeting that approved of the INOL board of directors action’s of amending the Certificate of Incorporation as outlined above and issuance of securities as outlined above.

Shares For	Shares Against	Shares Abstained/Absent(2)
30,090,028(1)	0	49,933,089

(1)

Approximately 60% of the voting power was present via proxy, included in this vote are the voting rights of the outstanding preferred shares, by which the Certificate of Incorporation and Certificate of Designation for the preferred shares permit the holders of the preferred shares to vote on common stock matters.

(2)

Under the laws of New York, if the majority of the voting power waives the notice requirement, a special meeting of the shareholders can be conducted.  No notice was sent due to the approximate 60% voting power approving of the waiver of notice.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

3.1

Certificate of Amendment as filed with the New York Secretary of State on July 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InoLife Technologies, Inc. (Registrant)

Date: June 26, 2012

/s/ Gary Berthold

Gary Berthold, President